Exhibit 99.05
Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2014	2013	Change	2014	2013	Change
Income Account-
Retail Revenues-
Fuel	$1,296	$1,257	$39	$2,772	$2,395	$377
Non-Fuel	2,474	2,363	111	4,856	4,523	333
Wholesale Revenues	515	454	61	1,119	886	233
Other Electric Revenues	169	156	13	334	311	23
Non-regulated Operating Revenues	13	16	(3)	30	28	2
Total Revenues	4,467	4,246	221	9,111	8,143	968
Fuel and Purchased Power	1,595	1,501	94	3,429	2,858	571
Non-Fuel O & M	1,019	947	72	2,005	1,921	84
Depreciation and Amortization	504	476	28	1,001	942	59
Taxes Other Than Income Taxes	246	232	14	493	467	26
Estimated Loss on Kemper IGCC	—	450	(450)	380	990	(610)
Total Operating Expenses	3,364	3,606	(242)	7,308	7,178	130
Operating Income	1,103	640	463	1,803	965	838
Allowance for Equity Funds Used During Construction	62	45	17	119	86	33
Interest Expense, Net of Amounts Capitalized	210	215	(5)	416	426	(10)
Other Income (Expense), net	(6)	1	(7)	(13)	(26)	13
Income Taxes	321	158	163	497	189	308
Net Income	628	313	315	996	410	586
Dividends on Preferred and Preference Stock of Subsidiaries	17	16	1	34	32	2
NET INCOME AFTER DIVIDENDS ON PREFERRED AND PREFERENCE STOCK	$611	$297	$314	$962	$378	$584

Notes
- Certain prior year data has been reclassified to conform with current year presentation.

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.